Exhibit 10.17

ASSET PURCHASE AGREEMENT

Dated as of December 29, 2004

Between

R.R. DONNELLEY & SONS COMPANY

and

PHOENIX COLOR CORP.

ASSET PURCHASE AGREEMENT

               ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 29, 2004, between R.R. Donnelley & Sons Company, a Delaware corporation (“Buyer”), and Phoenix Color Corp., a Delaware corporation (“Seller”).

               WHEREAS, Seller’s Book Technology Park one and two color, hard and softcover book division (the “Division”) is located at 18249 Phoenix Drive, Hagerstown, Maryland 21742 (the “Premises”); and

               WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in the Equipment (as defined herein), all on the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

               1.1.     Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

                “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

               “Agreement” has the meaning specified in the preamble of this Agreement.

               “Bill of Sale” means the Bill of Sale in the form of Exhibit A.

               “Buyer” has the meaning specified in the preamble of this Agreement.

               “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

               “Closing” means the closing of the transfer of the Equipment from Seller to Buyer.

               “Closing Date” has the meaning specified in Section 4.1.

               “Closing Date Cash Payment” has the meaning specified in Section 3.1.

               “Code” means the Internal Revenue Code of 1986.

               “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

               “Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

               “Division” has the meaning specified in the first recital to this Agreement.

               “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any covenant, restriction, defect in title or other encumbrance of any kind.

               “EOI” means the Expression of Interest dated December 8, 2004 between Buyer and Seller.

               “EOI Date” means December 8, 2004.

               “Equipment” has the meaning specified in Section 2.1(ii).

               “Equipment Lease” has the meaning specified in Section 2.1(ii).

               “Equipment Lease Buy-Out Agreement” has the meaning specified in Section 5.5.

               “Equipment Lease Buy-Out Agreement Schedule “ means Schedule 5.5.

               “Equipment Lessor” means the lessor under an Equipment Lease.

               “Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

               “Leased Equipment” has the meaning specified in Section 2.1(ii).

               “Outsourcing Agreement” means the Outsourcing Agreement to be entered into between Buyer and Seller following the Closing with the principal terms contained in the Outsourcing Agreement Term Sheet.

               “Outsourcing Agreement Term Sheet” means the Term Sheet containing the principal terms for the Outsourcing Agreement attached hereto as Exhibit B.

               “Owned Equipment” has the meaning specified in Section 2.1(i).

               “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

               “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

               “Premises” has the meaning specified in the first recital to this Agreement.

               “Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

               “Seller” has the meaning specified in the preamble of this Agreement.

               “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

               “Seller Credit Facility” means the Amended and Restated Loan and Security Agreement dated as of September 30, 2003 among Seller, PCC Express, Inc., Technigraphix, Inc., Phoenix (MD.) Realty, LLC and Phoenix Color Fulfillment, Inc., as Borrowers, each of the financial institutions a party thereto, as Lenders, and Wachovia Bank, National Association, as Agent.

               “Seller Subordinated Indenture” means the Indenture dated as of February 2, 1999 among Seller, certain subsidiaries of Seller as guarantors thereto and J.P. Morgan Trust Company, N.A., as Trustee, pursuant to which Seller’s 10 3/8% Senior Subordinated Notes due 2009 were issued.

               “Tax” means any United States federal, state or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body.

               “UCC” means the Uniform Commercial Code as in effect on the date hereof in applicable jurisdictions for the purposes of the provisions hereof.

               1.2.     Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and

“hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

               2.1.     Purchase of Equipment.  Upon the terms of this Agreement, concurrently with the execution and delivery hereof, Seller is selling, transferring, assigning, conveying and delivering to Buyer, and Buyer is purchasing from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title and interest in:

     (i)     all of the equipment and tangible personal property owned by Seller and located at the Premises, including the equipment and tangible personal property listed in Schedule A (collectively, the “Owned Equipment”); and

     (ii)     the equipment and tangible personal property (the “Leased Equipment” and, together with the Owned Equipment, the “Equipment”) that was previously subject to the equipment leases listed in Schedule B (the “Equipment Leases”) and is being purchased by Seller concurrently with the execution and delivery of this Agreement pursuant to the Equipment Lease Buy-Out Agreements.

               2.2.     No Assumed Liabilities.  Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent.

ARTICLE III

CONSIDERATION

               3.1.     Consideration.  In consideration for the sale, transfer, assignment, conveyance and delivery to Buyer of the Equipment, concurrently with the execution and delivery of this Agreement, Buyer is delivering (in the manner contemplated by Section 4.2) cash in an amount equal to $16,831,513.63 (the “Closing Date Cash Payment”).  For the avoidance of doubt, Buyer shall not pay any additional consideration to Seller for any of the Equipment.

ARTICLE IV

CLOSING

               4.1.     Closing Date.  The Closing is being consummated at 10:00 A.M., local time, on the date hereof, by facsimile and overnight delivery.  The Closing shall be deemed to have become effective as of 12:01 A.M., central standard time, on the date hereof, and such time and date are sometimes referred to herein as the “Closing Date.”

               4.2.     Payment on the Closing Date.  Concurrently with the execution and delivery hereof, Buyer is paying Seller an amount equal to the Closing Date Cash Payment by wire transfer of immediately available funds to the bank accounts in the United States set forth in Schedule 4.2.

               4.3.     Buyer’s Deliveries.   Concurrently with the execution and delivery hereof, Buyer shall deliver to Seller all of the following:

               (a)     a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware; and

               (b)     the Outsourcing Agreement Term Sheet, duly executed by Buyer.

               4.4.     Seller’s Deliveries.  Concurrently with the execution and delivery hereof, Seller shall deliver to Buyer all of the following:

               (a)     certificates of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware and the Secretary of State of the State of Maryland;

               (b)     a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby;

                (c)     the Bill of Sale with respect to the Equipment, duly executed by Seller;

               (d)     the consents, waivers or approvals obtained by Seller with respect to the Equipment or the consummation of the transactions contemplated by this Agreement, including the consent required under the Seller Credit Facility;

               (e)     UCC-3 Termination Statements which evidence the termination of all outstanding UCC financing statements filed against Seller and relating to the Equipment; and

               (f)     the Outsourcing Agreement Term Sheet, duly executed by Seller.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Equipment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

               As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

               5.1.     Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has full power and authority to own or lease and to operate and use the Equipment and to carry on the operations of the Division as presently conducted.

               5.2.     Authority of Seller.

               (a)     Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller’s board of directors and do not require any further authorization or consent of Seller or its stockholders.  This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

               (b)     Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

     (i)     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Equipment, under (A) the certificate of incorporation or by-laws of Seller, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Equipment is subject or by which Seller is bound, (C) any Court Order to which Seller is a party or any of the Equipment is subject or by which Seller is bound, or (D) any Requirements of Laws affecting Seller, the Equipment or the conduct of the operations of the Division; or

(ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

               5.3.     Operations Since EOI Date.

               (a)     Except as set forth in Schedule 5.3(a), since the EOI Date, there has been:

     (i)     no material adverse change in the Equipment or the operations of the Division, and no fact or condition exists or is threatened which might reasonably be expected to cause such a change in the future; and

(ii) no damage (other than ordinary wear and tear), destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Equipment.

               (b)     Except as set forth in Schedule 5.3(b), since the EOI Date, Seller has conducted the operations of the Division only in the ordinary course and in conformity with past practice, and Seller has not sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Division to Seller or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the Equipment, except for Permitted Encumbrances.

               5.4.     Condition of and Title to Assets.

               (a)     The Equipment is in good condition (subject to normal wear and tear) and serviceable condition and is suitable for the uses for which intended.

               (b)     Seller has good and marketable title to all of the Equipment, free and clear of all Encumbrances, except for Permitted Encumbrances.  Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Equipment, subject to no Encumbrances, except for Permitted Encumbrances.

               5.5.     Equipment Lease Buy-Out Agreements.  Complete and correct copies of each of the Equipment Leases have heretofore been delivered to Buyer by Seller.  Schedule 5.5 contains, with respect to each Equipment Lease, a copy of an agreement between the Equipment Lessor and Seller pursuant to which Seller purchased the Leased Equipment subject to such Equipment Lease (each such agreement being referred to herein as an “Equipment Lease Buy-Out Agreement”), and sets forth, with respect to each such Equipment Lease Buy-Out Agreement, the amount paid by or on behalf of Seller to purchase the Leased Equipment subject to the relevant Equipment Lease.  Each of the Equipment Lease Buy-Out Agreements constitutes a valid and binding obligation of the parties thereto and is in full force and effect.

               5.6.     No Violation or Litigation.  Except as set forth in Schedule 5.6:

(i) neither Seller, with respect to the Division, nor the Equipment is subject to any Court Order;

(ii) the Equipment and its uses comply in all material respects with all applicable Requirements of Laws and Court Orders;

(iii) Seller has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Equipment or the Division;

     (iv)     there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller in respect of the Equipment nor, to the knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Equipment; and

(v) there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

               5.7.     No Finder.  Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

               As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

               6.1.     Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

               6.2.     Authority of Buyer.

               (a)     Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all requisite corporate action and do not require any further authorization or consent of Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

               (b)     Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

     (i)     conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the charter or by-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

     (ii)     require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

               6.3.     No Finder.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

               7.1.     Covenant Not to Compete or Solicit Business.

               (a)     In furtherance of the sale of the Equipment to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Equipment so sold, Seller covenants and agrees that, for a period ending on the fifth (5th) anniversary of the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) engage in the business of printing one or two color, soft or hard cover books; provided, however, that nothing set forth in this Section 7.1 shall prohibit Seller or its Affiliates from owning not in excess of 3% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq national market.

The geographic scope of this covenant not to compete shall extend through the United States of America.  Recognizing the specialized nature of the operations of the Division, Seller acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

               (b)     If Seller or any Affiliate of Seller violates any of its obligations under this Section 7.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Seller acknowledges that a violation of this Section 7.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages.  Seller therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this Section 7.1, without the necessity of posting a bond.  The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

               7.2.     Taxes.  Seller shall be liable for and shall pay all sales Tax, use Tax or similar Tax imposed by the State of Maryland or any local authority within the State of Maryland attributable to the sale or transfer of the Equipment.

               7.3.     Transitional Use of Equipment.  Buyer shall be permitted to keep the Equipment at the Premises from the date hereof through May 31, 2005 (the “Transitional Period”).  During the Transitional Period, Seller shall be entitled to use the Equipment in order to complete certain work-in-process and shall hold Buyer harmless from all damages, costs and liabilities arising from Seller’s use thereof (including any deductions or retentions under Buyer’s insurance policies applicable to claims for damages, costs and liabilities arising from Seller’s use, maintenance or negligent handling of the Equipment).  Seller agrees that during the Transitional Period, Seller shall maintain the Equipment in good and serviceable condition (reasonable wear and tear excepted).  Seller agrees that it shall pay Buyer a mutually agreed upon fee for actual use by Seller of the Equipment at the Premises during the Transitional Period.  Upon completion of the Transitional Period (or such earlier date as the parties may mutually agree), Buyer shall arrange for the packing and shipment of the Equipment at Buyer’s expense.  During the Transitional Period, Buyer will maintain insurance on the Equipment in accordance with its customary practice.  Buyer agrees that it will promptly file a UCC-3 Termination Statement in the State of Delaware following Buyer’s removal of all of the Equipment from the Premises in order to terminate Buyer’s precautionary UCC filing, filed as of the date hereof.

               7.4.     Outsourcing Agreement.  Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to enter into, as soon as reasonably practicable after the date hereof, but in any event prior to January 15, 2005, a definitive Outsourcing Agreement with terms substantially similar to those contained in the Outsourcing Agreement Term Sheet attached hereto as Exhibit B; provided that if Buyer and Seller have not entered into a definitive Outsourcing Agreement prior to January 15, 2005, the Outsourcing Agreement Term Sheet shall govern the supply relationship between Buyer and Seller until such time as a definitive Outsourcing Agreement is mutually agreed upon and executed by Buyer and Seller.

ARTICLE VIII

GENERAL PROVISIONS

               8.1.     Survival of Obligations.  All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that the representations and warranties contained in Articles V and VI shall terminate on the second anniversary of the Closing Date (except with respect to the representations and warranties contained in Section 5.4(b), as to which no time limitation shall apply).  Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

               8.2.     Confidential Nature of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the access to records after Closing provided for herein and the preparation of this Agreement and other related documents.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants, lenders or financial advisors).  No other party shall use any confidential information in any manner whatsoever; provided, however, that after the Closing Buyer may use or disclose any confidential information reasonably related to the Equipment.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

               8.3.     No Public Announcement.  Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, or, in the case of Seller, the Seller Subordinated Indenture, in which case such party shall immediately notify the other party and provide the other party with the text of such release or announcement and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

               8.4.     Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by overnight courier service addressed as follows:

If to Buyer, to:

R.R. Donnelley & Sons Company
77 West Wacker Drive
Chicago, IL 60601-1696
Attention: General Counsel

with a copy to:

Sidley Austin Brown & Wood LLP
10 South Dearborn Street
Chicago, IL 60603
Attention: Dennis V. Osimitz, Esq.

If to Seller, to:

Phoenix Color Corp.
540 Western Maryland Parkway
Hagerstown, Maryland 21740
Attention: Edward Lieberman

with a copy to:

Piper Rudnick LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
Attention: Earl S. Wellschlager, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

               8.5.     Successors and Assigns.

               (a)     Either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

               (b)     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 8.5 any right, remedy or claim under or by reason of this Agreement.

               8.6.     Access to Records after Closing.  For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Equipment which Seller or any of its Affiliates may retain after the Closing Date.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it or Seller pursuant to this Section 8.6.  If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

               8.7.     Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the EOI and the Letter Agreement dated January 7, 2003 between Buyer and Seller.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

               8.8.     Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

               8.9.     Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

               8.10.     Expenses.  Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its counsel and accountants.

               8.11.     Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

               8.12.     Enforcement of Agreement.  In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

               8.13.     Further Assurances.  From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Equipment.

               8.14.     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

               8.15.     Submission to Jurisdiction.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Illinois located in Cook County and the Federal courts of the United States of America located in the Northern District of Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an Illinois State or Federal court.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Edward E. Lane

Name: Edward E. Lane
Title: President, Book Publishing Services

PHOENIX COLOR CORP.

By:	/s/ Louis LaSorsa

Name: Louis LaSorsa
Title: Chief Executive Officer